Exhibit 99.1

STEC Appoints Technology Investment Banking Veteran Chris Colpitts to Board of Directors

SANTA ANA, Calif., Mar. 4, 2009 — STEC, Inc. (Nasdaq:STEC) announced today that Chris Colpitts, Managing Director and Global Head of Technology Investment Banking at Deutsche Bank, has been appointed as an independent director to the STEC Board, effective March 5, 2009. Mr. Colpitts’ appointment to the board will fill the vacancy that will be created upon the resignation of James J. Peterson. Mr. Peterson tendered his resignation as a director effective as of March 5, 2009. Effective upon Mr. Colpitt’s appointment, STEC’s board will continue to consist of seven directors, four of whom are independent under NASDAQ rules.

In the three years that Mr. Colpitts has served as Managing Director and Global Head of Technology Investment Banking at Deutsche Bank, his responsibilities have included capital markets and M&A transactions for a broad range of companies in the technology sector and institutional-investor clients.

Prior to this, Mr. Colpitts spent nine years at Lehman Brothers, most recently as Managing Director and Global Head of Electronics Investment Banking.

“I am very pleased that Chris, a valued and trusted technology-sector advisor, has chosen to join our Board,” said Manouch Moshayedi, Chairman and CEO of STEC, Inc. “Chris’s range of experience and expertise in advising growth-stage companies, like STEC, make him a great fit as an independent director. On behalf of our Directors and my colleagues at STEC, I am excited to welcome Chris to the STEC Board.”

About STEC, Inc. (Nasdaq:STEC)

STEC, Inc., with headquarters in Santa Ana, California and offices around the globe, offers the industry’s broadest range of SSDs, each with distinct product architectures to achieve the unique requirements of specific applications, spanning storage systems, servers, ultra-mobile PCs and beyond. STEC’s multi-tiered Enterprise SSD offering enables OEMs the ability to achieve significant performance improvements, power savings and improved total cost of ownership for Enterprise Systems.

For more information, visit the Company’s web site at www.stec-inc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our optimism regarding the experiences Mr. Colpitts brings to the company. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by STEC, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: STEC, Inc.

Mitch Gellman, Vice President of Investor Relations

(949) 260-8328

ir@stec-inc.com

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